Exhibit 10.2

AMENDMENT TO THE

AMENDED & RESTATED EMPLOYMENT AGREEMENT

OF MARY AGNES WILDEROTTER

This agreement of amendment (“Amendment”) to the March 8, 2013 Amended and Restated Employment Agreement of Mary Agnes Wilderotter (“Agreement”) is dated as of February 25, 2015 (the “Amendment Date”) by and between Frontier Communications Corporation (the “Company”) and Mary Agnes Wilderotter (“Executive”).

WHEREAS, Executive and the Company entered into an employment agreement (the “Original Agreement”) as of November 1, 2004, which Original Agreement was amended and restated effective on three occasions – December 29, 2008, March 31, 2010 and March 8, 2013;

WHEREAS, Executive and the Company desire to further amend the Agreement to make certain additional changes as provided for herein, to be effective as of the Amendment Date (unless otherwise indicated herein);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

I.

Sections 1 through 6 of the Agreement are amended to read as follows:

“1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall continue to be employed by the Company, and any of its subsidiaries that the Board of Directors of the Company (the “Board”) shall designate for the period ending on March 31, 2016, on the terms and subject to the conditions set forth in this Agreement (with this period of employment being referenced herein as the “Employment Term”), including the special Employment Term rules that apply following certain changes in control.

“2. Position.

“a.    During the Employment Term and through March 31, 2015, Executive shall serve as Chief Executive Officer of the Company and shall report directly to the Board. In such position, Executive shall have such duties and authority commensurate with the position of chief executive officer of a company of similar size and nature, and Executive shall be re-nominated to the Board and, if elected, shall serve as its Chairman. During the Employment Term and beginning April 1, 2015, Executive shall serve as Executive Chairman of the Board.  In such role, Executive shall (i) continue to be an employee of the Company, (ii) report directly to the Board, and (iii) have such duties and responsibilities as are customarily performed in the Executive Chairman position, subject to the reasonable guidance and direction of the Board. Executive’s change to this role shall not be “Good Reason” for purposes of Section 8(c)(ii)(B). If Executive is not re-nominated and elected to serve as a member of the Board and if, as a result, she is unable to perform all or substantially all of her duties as Executive Chairman, she will be deemed to have been terminated by the Company (with or without Cause, depending on the specific circumstances) for the purposes hereof, including Section 8.

“b.    During the Employment Term and through March 31, 2015, Executive will devote Executive’s full business time and best efforts (excluding any periods of vacation or sick leave) to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, or (ii) from making personal or family investments; provided, however, in each case under this Section 2(b)(i) or (ii) that such activities, in the aggregate, do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 10 of this Agreement. During the Employment Term and beginning April 1, 2015, the Executive Chairman role shall be Executive’s primary engagement relative to all other business and professional activities considered together.

“3. Base Salary. During the Employment Term and through March 31, 2015, the Company shall pay Executive a base salary at the annual rate of $1,025,000. During the Employment Term and beginning April 1, 2015, the Company shall pay Executive a base salary at the annual rate of $1,000,000. Executive’s base salary shall be payable by payroll check or direct deposit in substantially equal periodic payments in accordance with the Company’s practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

“4. Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual cash bonus award (an “Annual Bonus”), payable by payroll check or direct deposit, with a target bonus amount equal to at least 150% of the Base Salary for years ending before 2015 and at least 200% of the Base Salary for 2015 and 2016 (subject to proration for months completed in 2016). Adjustments to the Target Bonus to arrive at the Annual Bonus shall reflect the Code Section 162(m) structure of the Frontier Bonus Plan or any successor plan, as each may be amended from time to time (the “Bonus Plan”), and the additional performance framework applied to Executive by the Compensation Committee of the Board (the “Compensation Committee”). Effective with respect to the Annual Bonus for 2015, the performance framework shall be based 60% on the weighted 3Ps, and 40% on standards for performance of Executive Chairman responsibilities established by the Compensation Committee, in consultation with Executive, by the time in the first quarter of 2015 when standards of performance are established for other senior executive officers of the Company. The Annual Bonus for a calendar year shall be paid no later than permitted under the Bonus Plan and no later than the date that other senior executive officers of the Company are paid their annual bonuses for such calendar year.

“5. Long-Term Incentive. Executive shall be eligible to participate in the Company’s long-term incentive programs, as each may be amended from time to time, with the grant of equity compensation awards thereunder being subject to the discretion of the Compensation Committee; provided, however, that Executive shall be entitled to participate in any program the Company maintains to allow employees to use vested shares for the payment of applicable taxes at the time of such vesting. As of the Effective Date and for grants made prior to February 2015, the Company has provided equity compensation awards to its senior executives in the form of (a) Restricted Shares, which were granted based on performance and which are scheduled to vest in Executive’s case in annual increments over three years following their grant, and (b) performance shares under the Company’s long-term incentive plan (“LTIP Performance Shares”), which vest based on the attainment of performance goals over a multi-year period and the completion of a service requirement.  Notwithstanding such previous practice, the equity grant to be made in February 2015 shall have a target value of $6 million (with the percentage of target actually awarded determined based on 2014 performance),  and this equity grant shall consist entirely of restricted stock units (“RSUs”).  These RSUs shall vest in equal annual increments over a period of three years, provided the Executive terminates employment on the last day of the Employment Term and complies with Section 9’s non-competition, non-solicitation, and non-disparagement agreements for this full three-year period (and not just for the duration of the Restriction Period that is otherwise applicable under Section 9).  Notwithstanding the preceding sentence, the provisions applicable to the LTIP Performance Shares and Restricted Shares under Sections 8.b.(ii)(D), 8.c.(iii)(E) and 8.d.(i) shall apply to such RSUs as if such RSUs were expressly covered thereby. In the event the Executive terminates employment on the last day of the Employment Term, then (i) the vesting of the Executive’s outstanding Restricted Shares shall be determined as if Executive’s service with the Company continued for 12 months beyond the end of the Employment Term; and (ii) the service-based vesting condition applicable to Executive’s outstanding LTIP Performance Shares shall be treated as having been satisfied, provided the Executive complies with Section 9’s non-competition, non-solicitation, and non-disparagement agreements for the full period of the applicable service-based vesting condition, and they shall be paid at the conclusion of the performance period subject to (and based on) the attainment of applicable performance goals.

“6. Employee Benefits; Business Expenses.

“a.    Employee Benefits. During the Employment Term, Executive (and her eligible dependents) shall be entitled to participate in the Company’s pension, profit sharing, medical, dental, life insurance and other employee benefit plans (other than severance plans) (the “Company Plans”), as in effect from time to time (collectively the “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company, at a level of participation commensurate with her position. In the event the Executive terminates employment on the last day of the Employment Term, then Executive (and any COBRA qualified beneficiary of the Executive) shall be entitled to a period of COBRA continuation coverage in connection with such employment termination that extends for 36 months (rather than 18 months).

“b.    Business Expenses and Perquisites.

“(i) Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies.

“(ii) Perquisites. During the Employment Term, Executive shall be entitled to receive such perquisites as are generally made available to other senior executives of the Company at a level that is commensurate with her position.  Upon assuming the Executive Chairman position and while serving in such position, Executive shall continue (A) to receive support from her incumbent executive assistant (or a substitute who is reasonably acceptable to Executive), (B) to be able to work out of the Company’s offices, and (C) to have a Company email account. In the event the Executive terminates employment on the last day of the Employment Term, then these support, office, and email arrangements shall continue for three years thereafter, and the Company shall make arrangements to have the coverage tail on Executive’s officers’ and directors’ insurance continue for six years thereafter, if it does not so continue in the normal course.”

II.

The initial paragraph of Section 8 of the Agreement is amended to read as follows:

“8. Termination. Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment (30 days if such resignation is for “Good Reason” (as hereinafter defined)), and Company will be required to give Executive at least 60 days advance written notice of any termination of Executive’s employment that is not for Cause (as defined below). Notwithstanding any other provision of this Agreement other than Sections 5 and 6 and Section 13(1) through (p), the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company.”

III.

Section 8(f)(ii) of the Agreement is amended by striking “Exhibit A” where it appears therein, and replacing it with “Exhibit A-2015”.

IV.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the Amendment Date.

FRONTIER COMMUNICATIONS CORPORATION:

/s/ Pamela D. Reeve

__________________________________________

Name:  Pamela D. Reeve

Title:    Chair, Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Mary Agnes Wilderotter

____________________________________________

Mary Agnes Wilderotter